Exhibit 10.24

FORM OF AMENDED AND RESTATED OPTION UNIT AGREEMENT

1998 GRAHAM PACKAGING HOLDINGS COMPANY

MANAGEMENT OPTION PLAN

AMENDED AND RESTATED OPTION UNIT AGREEMENT

This AMENDED AND RESTATED OPTION UNIT AGREEMENT (this “Option Agreement”), dated as of                     , is made by and between Graham Packaging Holdings Company, a Pennsylvania limited partnership (the “Company”), and                      (the “Grantee”).

Pursuant to the 1998 Graham Packaging Holdings Company Management Option Plan (the “Plan”) (a copy of which is attached hereto and the terms of which are hereby incorporated by reference), the Company intends to provide incentives to Eligible Individuals by providing them with opportunities for limited partnership interests in the Company.

Pursuant to that certain Option Unit Agreement (the “Old Agreement”), dated February 2, 1998, the Grantee was granted an option to purchase Units of the Company and the term of such option shall expire on December 31, 2008.

The Committee has determined that it is in the best interests of the Company and its equity holders to extend the term of such option for an additional ten (10) years.

The Grantee understands and acknowledges that this Option Agreement amends and restates the Old Agreement in its entirety and that the Old Agreement is null and void.

In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Article I.

DEFINITIONS

Whenever capitalized terms are used in the Option Agreement as defined terms they shall have the meaning set forth in the Plan or as set forth below, unless the context clearly indicates to the contrary.

“Affiliate” shall mean, with respect to any Person, (i) any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person, or (ii) any director, officer, partner or employee of such Person or any Person specified in clause (i) above; provided, that officers, directors or employees of the Company (or one of its Subsidiaries) shall be deemed not to be Affiliates of Blackstone for purposes hereof solely by reason of being officers, directors or employees of the Company (or one of its Subsidiaries).

“Blackstone” shall mean collectively, Blackstone Capital Partners III Merchant Banking Fund L.P., Blackstone Offshore Capital Partners III L.P. and their Affiliates (other than the Company and its Subsidiaries).

“Cause” shall mean:

(i)	Grantee’s continuing refusal to perform his duties or to follow a lawful direction of the Company;

(ii)	Grantee’s intentional act or acts of dishonesty which Grantee intended to result in his personal, more-than-immaterial enrichment;

(iii)	Grantee’s documented willful malfeasance or willful misconduct in connection with his employment or Grantee’s willful and deliberate insubordination; or

(iv)	Grantee is convicted of a felony.

“Change in Control” shall have the same meaning as in the Credit Agreement as of the date hereof.

“Cost” shall mean with respect to each Option Unit, the Exercise Price paid with respect to such Unit.

“Credit Agreement” shall mean the Credit Agreement dated as of October 7, 2004 among the Company, Graham Packaging Company, L.P., GPC Capital Corp. I, the Lenders Named Therein, Deutsche Bank AG Cayman Islands Branch, Citigroup Global Markets Inc., Goldman Sachs Credit Partners, L.P., General Electric Capital Corporation and Lehman Commercial Paper Inc., and any extensions, renewals, refinancings or refundings thereof in whole or in part.

“Exercise Price” shall mean the amount that the Grantee must pay to exercise an Option with respect to one Unit subject to such Option, as determined in Section 2.2.

“Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured or waived) under any of the following as they may be amended from time to time: (i) the Credit Agreement; (ii) the Indentures and any extensions, renewals, refinancings or refundings thereof in whole or in part; and (iii) any other agreement under which an amount of indebtedness of the Company or any of its Subsidiaries is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part, (iv) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) through (iii) above; and (v) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) through (iii) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

“Good Reason” shall mean:

(i)	Grantee’s position is materially and adversely changed (without his consent) from his position as of the date hereof;

(ii)	Grantee is assigned duties and responsibilities (without his consent) that are inconsistent in a material respect with the scope of duties and responsibilities associated with his position as of the date hereof;

(iii)	Grantee is directly requested by the person to whom the Grantee directly reports to commit an unethical, dishonest, or illegal act of a material nature knowing that such act is unethical, dishonest, or illegal (provided that whether the act cited by Grantee is in fact unethical or dishonest shall be determined by the Chief Executive Officer of Graham in his sole discretion);

(iv)	Grantee’s annual salary rate as in effect on the date hereof is reduced; or

(v)	The Company requires Grantee to be based at an office which is more than 50 miles from Grantee’s assigned office on the date hereof (other than travel reasonably required in the performance of Grantee’s responsibilities).

“Indentures” shall mean the indentures dated as of October 7, 2004 among Graham Packaging Company, L.P., GPC Capital Corp. I, the Company, and The Bank of New York.

Article II.

GRANT OF OPTIONS

2.1 Grant of Option. The Company hereby grants to the Grantee an Option representing the right to acquire              Units.

2.2 Exercise Price. The Exercise Price of the Option granted hereunder shall be $25,789.00 per Unit.

Article III.

EXERCISABILITY OF OPTIONS

3.1 Exercisability. Subject to Section 3.2 below, the Option is fully vested and exercisable as of the date of this Agreement.

3.2 Timing of Exercise. The Option may only be exercised upon the earlier of (i) a termination of the Grantee’s service with the Company, (ii) the occurrence of a Change of Control or a Sale of the Business (collectively, a “Permissible Exercise Event”), (iii) the Grantee’s Disability, or (iv) the Grantee’s death; provided, however, that the Grantee is an employee or consultant on the date of such Change of Control or Sale of the Business.

Article IV.

EXERCISE OF THE OPTION

4.1 Right to Exercise. The Option granted hereunder may only be exercised by the Grantee (except that, in the event of his Disability, the Option may be exercised by his or her legal guardian or legal representative) during the Grantee’s lifetime and, in the event of the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the executor or administrator of the deceased Grantee’s estate or the Person(s) to whom the deceased Grantee’s rights under the Option shall pass by will or the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

4.2 Procedure for Exercise.

(a) The Option may be exercised in whole or in part with respect to any portion that is exercisable. To exercise any portion of the Option granted hereunder, the Grantee (or such other Person who shall be permitted to exercise the Option as set forth in Section 4.1) must complete, sign and deliver to the Company (to the attention of the Company’s Secretary) a notice of exercise substantially in the form attached hereto as Exhibit A (or in such other form as the Committee may from time to time adopt and provide to the Grantee) (the “Exercise Notice”), together with (i) payment in full of the Exercise Price multiplied by the number of Units with respect to which the Option is exercised, (ii) any required agreements described in the Plan, and (iii) the Option to which the Option Units relate. The Grantee’s right to exercise the Option shall be subject to the satisfaction of all conditions set forth in the Exercise Notice. Payment of the Exercise Price shall be made in cash (including check, bank draft or money order) or, if subsequent to an Initial Public Offering, to the extent permitted by the Committee, (i) through the delivery of irrevocable instructions to a broker to sell shares of common stock of the successor corporation obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such Sale equal to the aggregate Exercise Price for the shares being purchased, or (ii) in shares of common stock of the successor corporation that have been held for such period of time as may be required by the Committee in order to avoid adverse accounting treatment to the Company, the successor corporation, or their affiliates. The Fair Market Value of shares of common stock of the successor corporation delivered on exercise of the Option shall be determined as of the date of exercise. Any fractional shares will be paid in cash.

(b) The obligation of the Company to deliver Units upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Board or the Board, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Units for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Board deems appropriate.

4.3 Required Agreements. Prior to an Initial Public Offering, no election to exercise any portion of the Option granted hereunder shall become effective unless and until the Grantee executes a counterpart of the Company’s Agreement of Limited Partnership in order to become bound thereby.

4.4 Conditional Exercise in Contemplation of an Acceleration Event. In contemplation of an Acceleration Event, the Grantee may conditionally exercise, at least 15 days prior to such event, the portion of his or her Option that is exercisable. Such conditional exercise shall become null and void if the anticipated Acceleration Event does not occur within 6 months following the date of such conditional exercise. A conditional exercise shall become binding upon the Grantee (and such Grantee shall become obligated to pay the Exercise Price therefore) upon the occurrence of the Acceleration Event.

4.5 Withholding of Taxes. All obligations of the Company under this Agreement shall be subject to the rights of the Company, as set forth in the Plan, to withhold amounts required to be withheld for any applicable taxes with respect to any Option Units issuable under the Plan, and the Company may defer such issuance unless indemnified to its satisfaction. Subject to Board approval, the Grantee may elect to satisfy any tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

4.6 Repurchase Right. The provisions of this Section 4.6 shall cease to apply subsequent to the later of (i) 100 days following an Initial Public Offering, or (ii) the 5th anniversary of the date of this Agreement.

(a) On or after the date the Grantee exercises all or a portion of the Option granted hereunder, the Company shall have the right and option to purchase for a period of 90 days from the date of the Grantee’s termination of service for any reason (or, if later, for a period of 300 days from the last date the Grantee exercised the Option), and if the Company exercises such right, each Grantee shall be required to sell to the Company, any or all of his Option Units at a price per Unit equal to the Fair Market Value (as of the date the Company exercises such right); provided, however, that in the event of a Grantee’s termination of employment (other than as a result of death or Disability) (i) by the Company for Cause, or (ii) by the Grantee without Good Reason, then the purchase price per Unit shall be the lesser of (A) Cost or (B) Fair Market Value.

(b) The Company shall, after a Grantee’s employment has terminated for any reason, have the right and option to purchase and if the Company exercises such right each Grantee shall be required to sell to the Company, any or all of his or her then outstanding Options at a price per Unit equal to the product of the (i) the excess of Fair Market Value over the Exercise Price, and (ii) the number of Units for which such Option was exercisable; provided, however, that in the event of a Grantee’s termination of employment (other than as a result of death or Disability) (A) by the Company for Cause, or (B) by the Grantee without Good Reason, then the Option shall immediately terminate upon the termination of employment (as provided in Section 5.2 below).

(c) If the Company desires to exercise its right to purchase any Options or Option Units pursuant to this Section 4.6, the Company shall, not later than 60 days after the date of the Grantee’s termination of employment (or, with respect to Section 4.6(a), if later, 300 days from the last date an Option, or a portion of an Option, was exercised), send written notice of its intention to purchase such Units. The closing of the purchase shall take place at the principal office of the Company on the 30th day after the giving of notice by the Company of its exercise of its option to purchase.

(d) The Company shall have the right to assign any or all of its rights to purchase the Option Units pursuant to this Section 4.6; provided, however, that the assignee of such rights may purchase the Option Units only by delivery of a cashier’s check or a certified check.

4.7 Payment for Units. If at any time the Company elects to purchase any Option Units pursuant to Section 4.6 hereof, the Company shall pay the purchase price for such Option Units, by the Company’s delivery of a bank cashier’s check or certified check; provided that if a Financing Default exists or, after giving effect to such payment (including any distribution or loan from an affiliate of the Company to the Company in connection therewith) would exist, which prohibits such cash payment, the portion of the cash payment so prohibited (which may not exceed 55% of the excess of the purchase price over the Exercise Price (such excess being the “Spread”)) shall be made, to the extent such payment is not prohibited by a Financing Default or would not result (after giving effect to any distributions or loans from an affiliate of the Company to the Company in connection therewith) in a Financing Default, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of all indebtedness of the Company) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the amount of the purchase price which cannot be paid in cash (which may not exceed 55% of the Spread), payable in up to five equal annual installments commencing on the first anniversary of the issuance thereof and bearing interest payable annually at the prime rate listed in the Wall Street Journal (“WSJ”) on the date of issuance. If the Company will pay any portion of the purchase price for Option Units with a Junior Subordinated Note, the Company shall give the Grantee notice of the amount of such note (which may not exceed 55% of the Spread) at least 20 days prior to such purchase.

Article V.

EXPIRATION OF OPTIONS

5.1 Expiration Date. The Option shall expire at 5:00 p.m. Eastern Standard Time on the day prior to the tenth anniversary of the date of this Agreement (the “Expiration Date”), subject to Section 5.2 below.

5.2 Earlier Expiration Date. Notwithstanding Section 5.1, the Option shall expire prior to the Expiration Date as follows:

(a ) immediately after the Grantee’s termination of employment by the Company for Cause;

(b) 90 days after the Grantee’s termination by the Company without Cause or by the Grantee for any reason (other than as a result of death or Disability);

(c) on the first anniversary of the Grantee’s termination on account of death or Disability;

(d) the purchase by the Company from the Grantee of the Grantee’s outstanding Options under the circumstances set forth in Section 4.6 above; and

(e) if the Committee so determines pursuant to Article VIII of the Plan.

Article VI.

MISCELLANEOUS

6.1 Assignment and Transfers. Except as the Board may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, Subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

6.2 Amendment. The Plan provisions applicable to the amendment and termination of option agreements apply to this Option Agreement.

6.3 No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company or a Subsidiary and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company or a Subsidiary to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

6.4 Restrictions on Exercise. Except as the Company may otherwise permit pursuant to the Plan, only the Grantee may exercise the Option during the Grantee’s lifetime (except that, in the event of a Grantee’s disability, Options may be exercised by his or her legal guardian or legal representative) and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the Person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

6.5 Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan. The Board shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

6.6 No Interest holder Rights. Neither the Grantee, nor any Person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of an interest holder of the Company with respect to the Units subject to the Option, until evidence of ownership for the Units have been issued upon the exercise of the Option.

6.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.

6.8 Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows to the Company and the Grantee, or to such other address as may be hereafter notified by the parties hereto:

If to the Company, to it at the following address:

Graham Packaging Holdings Company

2401 Pleasant Valley Road

York, PA 17402

Attn: William E. Hennessey

Telephone: (717) 849-8500

Telecopy: (717) 771-3245

with a copy to Blackstone, at the address set forth below:

If to Blackstone, to it at the following address:

Blackstone Capital Partners III Merchant Banking Fund L.P.

345 Park Avenue

New York, NY 10154

Telecopy: (212) 583-5913

If to the Grantee, to him or her at his or her address as shown on the signature page hereto, or at such other address or telecopy number as either party shall have specified by notice in writing to the other.

6.9 Headings. Section headings are provided for reference only and are not to serve as a basis for interpretation or construction of this Option Agreement. In the event of a conflict between a Heading and the content of a Section, the content of the Section shall control.

[Signature page follows]

IN WITNESS WHEREOF, this Option Agreement has been executed and delivered by the parties hereto.

GRAHAM PACKAGING HOLDINGS COMPANY

By:
Name:
Title:

I acknowledge that by signing below and accepting this Option, this Option Agreement amends and restates the Old Agreement in its entirety and that the Old Agreement is null and void.

GRANTEE

Signature of Grantee

Print Grantee’s Name

Grantee’s Residence Address:

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